1960 East Grand Avenue
El Segundo, California 90245-4608

Dear Shareholder:

Our annual meeting of shareholders will be held at our Indianapolis Technology Center, 3502 Woodview Trace, Suite 100, Indianapolis, IN 46268, at 11:00 a.m. on Tuesday, June 6, 2006. The formal meeting notice and our proxy statement for the meeting are attached.

The formal actions to be taken at the meeting are the election of the Board of Directors for the ensuing year and the adoption and approval of the Bell Industries, Inc. 2005 Stock Incentive Plan. We urge you to review the Proxy Statement carefully.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. Returning your completed proxy will ensure your representation at the annual meeting.

We look forward to seeing you on June 6, 2006.

Sincerely yours,

MARK E. SCHWARZ
Chairman of the Board of Directors

May 1, 2006

BELL INDUSTRIES, INC.
1960 East Grand Avenue
El Segundo, California 90245-4608

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 6, 2006

The Annual Meeting of Shareholders of Bell Industries, Inc., a California corporation, will be held at our Indianapolis Technology Center, 3502 Woodview Trace, Suite 100, Indianapolis, IN 46268, on Tuesday, June 6, 2006 at 11:00 A.M., and at any adjournments or postponements thereof (the “Annual Meeting”).

The purpose of the Annual Meeting is: (i) to elect four directors, John A. Fellows, L. James Lawson, Michael R. Parks, and Mark E. Schwarz, to hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected; (ii) to adopt and approve the Bell Industries, Inc. 2005 Stock Incentive Plan; and (iii) to transact any other business that may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on Friday, April  14, 2006, as the record date for determining those shareholders entitled to receive notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors

MARK J. KELSON
Secretary

May 1, 2006

Your vote is important. If you do not expect to attend the Annual Meeting of Shareholders, or if you do plan to attend and wish to vote by Proxy, please date, sign and promptly return the enclosed proxy card, for which a return, stamped envelope is provided. Your prompt return of the proxy card will help us avoid the additional expense of further solicitation to assure a quorum at the meeting.

PROXY STATEMENT
VOTING SECURITIES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF BELL INDUSTRIES, INC. 2005 STOCK INCENTIVE PLAN
INTRODUCTION
DESCRIPTION OF THE 2005 PLAN
COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS AND COMPENSATION
OTHER COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL AUDITOR FEES AND SERVICES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
OTHER BUSINESS

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
OF BELL INDUSTRIES, INC.
JUNE 6, 2006

INTRODUCTION

This Proxy Statement is first being mailed on or about May 1, 2006, to shareholders of Bell Industries, Inc., a California corporation (“we,” “us,” or “our”) and is being furnished in connection with the solicitation of proxies by our Board of Directors, or the Board, for use at our Annual Meeting of Shareholders to be held on June 6, 2006 at 11:00 A.M., or at any adjournments or postponements thereof, or the Annual Meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. We will pay all expenses relating to the proxy statement, the proxy and the solicitation thereof. The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by our directors, officers and employees.

The persons named in the accompanying proxy have advised us that they intend to vote the proxies received by them in their discretion for as many director nominees as the votes represented by such proxies are entitled to elect (see “Election of Directors”).

Any shareholder may revoke his or her proxy at any time prior to its use by filing with our corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted FOR the election of each director nominee listed on the Proxy Card.

The Board does not presently intend to bring any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. By signing the Proxy Cards, shareholders confer discretionary authority on the proxies (who are persons designated by the Board) to vote all shares covered by the Proxy Cards in their discretion on any other matter that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting.

VOTING SECURITIES

Only shareholders of record at the close of business on Friday, April 14, 2006 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, there were issued, outstanding and entitled to vote approximately 8,563,000 shares of common stock. Each of the foregoing shares is entitled to one vote on all matters other than the election of directors. In connection with the election of directors, each shareholder is entitled to cumulate votes.

A quorum must be present to take any action on a voting matter at the meeting. The presence in person or represented by proxy of the persons entitled to vote a majority of the shares constitutes a quorum. For purposes of determining the number of shares present in person or represented by proxy on voting matters, all votes cast “for,” “against” or “abstain” are included, as well as all “broker non-votes,” which occur when brokers or other nominees are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions.

The affirmative vote of a majority of the shares represented and voting at the Annual Meeting at which a quorum is present, together with the affirmative vote of at least a majority of the required quorum shall be required to approve a voting matter. Only shares voted “for” or “against” are treated as shares represented and voting at the meeting with respect to the voting matter. Accordingly, abstentions and broker non-votes will not be counted for purposes of determining the number represented and voting with respect to the voting matter.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In voting for directors of our company, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shares are entitled, or to distribute the votes on the same principle among as many candidates as the shareholder chooses. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. For a shareholder to exercise cumulative voting rights, such shareholder must give notice of his or her intent to cumulate votes prior to the vote at the meeting.

The Board presently consists of four directors. We are proposing to elect our four existing board members. The persons who are elected directors will hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected.

Mark E. Schwarz, age 45, has been a director of our company since February 2000 and Chairman of the Board of Directors since September 2004. Since 1993, Mr. Schwarz has served as General Partner, directly or through entities, which he controls, of Newcastle Partners, L.P., or Newcastle, a private investment firm. As of December 2001, Mr. Schwarz was the Managing Member of Newcastle Capital Group, L.L.C., the general partner of Newcastle Capital Management, L.P., which is the general partner of Newcastle. Mr. Schwarz currently serves as Chairman of the Board of Directors and Chief Executive Officer of Hallmark Financial Services, Inc., a property-and-casualty insurance holding company, Chairman of the Board of Directors of Pizza Inn, Inc., a franchisor of and distributor to a chain-wide system of pizza restaurants, and Chairman of the Board of Directors of New Century Equity Holdings Corp., a firm focused on acquiring new operating companies. Mr. Schwarz presently serves as a director of SL Industries, Inc., a power supply and power motion products manufacturer; Nashua Corporation, a specialty paper, label and printing supplies manufacturer; WebFinancial Corporation, a banking and specialty finance company; and Vesta Insurance Group, Inc., a property and casualty insurance holding company.

John A. Fellows, age 41, was appointed our President and Chief Executive Officer on October 3, 2005. Mr. Fellows has been a director of our company since May 2005. Mr. Fellows was a private investor from April 2004 to September 2005. From August 1998 to April 2004, Mr. Fellows served as Chief Executive Officer of RMH Teleservices, Inc., or RMH, a publicly-traded provider of outsourced customer relationship management services, that was acquired by NCO Group, Inc. in April 2004. Prior to his work with RMH, Mr. Fellows served in senior management roles with Paging Network, Inc. and TeleQuest Teleservices, Inc. Mr. Fellows presently serves as a director of Champion Management, LLC, a sports and entertainment management company.

L. James Lawson, age 50, has been a director of our company since June 2000. Since 1996, Mr. Lawson has been a Co-Chairman and Managing Member of Lincoln International LLC (previously named Lincoln Partners, LLC) a privately held investment-banking firm. Mr. Lawson presently serves on the boards of JEB, Inc. and Stock Equipment Company (privately held companies).

Michael R. Parks, age 43, has been a director of our company since June 2000. Since 1992, Mr. Parks is Chief Executive Officer of The Revere Group, an NTT Data company, a business and technology consulting firm.

If for any reason one or more of the nominees named above should not be available as a candidate for director, an event that the Board does not anticipate, the persons named in the enclosed proxy will vote for such other candidate or candidates as may be nominated by the Board and discretionary authority to do so is included in the Proxy.

The Board recommends that you vote FOR the election of each of the nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

PROPOSAL NO. 2

APPROVAL OF BELL INDUSTRIES, INC. 2005 STOCK INCENTIVE PLAN

INTRODUCTION

On September 30, 2005, the Board approved the Bell Industries, Inc. 2005 Stock Incentive Plan, or the 2005 Plan. The Board believes that the 2005 Plan will benefit us and our shareholders by providing incentive based compensation and will encourage officers, directors, consultants and our other key employees to attain high performance and encourage stock ownership in our company. Currently, we have one stock-based incentive programs, the 2001 Stock Option Plan, or the Prior Plan. The 2005 Plan is intended to amend and restate our Prior Plan and serve as the successor program to the Prior Plan. An additional 1,030,000 shares will be reserved under the 2005 Plan.

As of April 14, 2006, 470,000 shares of our common stock were available for issuance under the Prior Plan, and options to purchase 30,000 of these shares were outstanding. Since the inception of the Prior Plan, no shares of common stock have been issued upon the exercise of options granted under the Prior Plan.

DESCRIPTION OF THE 2005 PLAN

General

The 2005 Plan was adopted by the Board on September 30, 2005 and, subject to shareholder approval, will become effective on the date of adoption by the Board. At that time, all outstanding options under the Prior Plan will be transferred to the 2005 Plan, and no further option grants will be made under the Prior Plan. The transferred options will continue to be governed by their existing terms, unless the compensation committee decides to extend one or more features of the 2005 Plan to those options.

Share Reserve

The Board has authorized up to 1,500,000 shares of the common stock for issuance under the 2005 Plan. This share reserve consists of the 470,000 shares that are estimated will be carried over from the Prior Plan plus an increase of approximately 1,030,000 shares. No participant in the 2005 Plan may be granted stock options, direct stock issuances and share right awards for more than 1,000,000 shares of common stock in total in any calendar year.

Programs

The 2005 Plan has three separate programs:

•	the discretionary option grant program, under which the compensation committee may grant (i) non-statutory options to purchase shares of the common stock to eligible individuals in the employ or service (including employees, non-employee board members and consultants) at an exercise price not less than 100% of the fair market value of those shares on the grant date and (ii) incentive stock options to purchase shares of common stock to eligible employees at an exercise price not less than 100% of the fair market value (110% of fair market value in the case of any grant to a more than 10% shareholder) of those shares on the grant date;

•	the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon (or that vest upon) the attainment of performance goals, the completion of a specified period of service or as a bonus for past services. In order to meet the requirements of Section 162(m) of the Code which disallows deductions to publicly held corporations for compensation paid to certain executive officers in excess of $1 million, performance goals may be based upon one or more of the following performance-based business criteria, either on a business unit or company-specific basis or in comparison with peer group performance: net sales; gross sales; return on net assets; return on assets; return on equity; return on capital; return on revenues; asset turnover; economic value added; total shareholder return; net income; pre-tax income; operating profit margin; net income margin; sales margin; market share; inventory turnover; days sales outstanding; sales growth; capacity utilization; increase in customer base; cash flow; book value; share price performance (including options and stock appreciation rights tied solely to appreciation in the fair market of the shares of common stock); earnings per share; stock price earnings ratio; earnings before interest, taxes, depreciation and amortization expenses; earnings before interest and taxes; or such earnings adjusted for unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue. The performance goals used may differ for each participant and for each stock grant; and

•	the director automatic stock grant program, under which each individual who is first elected or appointed as a non-employee board member shall automatically be granted, on the date of such initial election or appointment, 5,000 shares of our common stock, provided that such individual has not previously been in the employ of our company or subsidiary.

Eligibility

The individuals eligible to participate in the 2005 Plan include officers and other employees, directors and consultants.

Administration

The Compensation Committee will administer the discretionary option grant and stock issuance programs. The compensation committee will determine which eligible individuals are to receive option grants, stock issuances or share right awards under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant, stock issuance or share right awards and the maximum term for which any granted option is to remain outstanding.

Plan Features

The 2005 Plan will include the following features:

•	The exercise price for any options granted under the 2005 Plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. Options may also be exercised through a same-day sale program without any cash outlay by the optionee.

•	The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from the Prior Plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

Change in Control

The 2005 Plan will include the following change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances:

•	In the event that we are acquired by merger or asset sale or a successful tender offer for more than 50% of our outstanding voting stock which the Board recommends that the shareholders accept, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued in full force and effect will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

•	The Compensation Committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee’s service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

•	The Compensation Committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 35% of our outstanding voting stock which the Board does not recommend that the shareholders accept or a change in the majority of the Board through one or more contested elections. This accelerated vesting may occur either at the time of the transaction or upon the subsequent termination of the individual’s service.

•	The Board may amend or modify the 2005 Plan at any time, subject to any required shareholder approval. The 2005 Plan will terminate no later than the tenth anniversary of the adoption of the plan by the Board.

Federal Income Tax Consequences.

The following discussion is intended to be only a general description of the tax consequences of the 2005 Plan under the provisions of U.S. federal income tax law currently in effect and does not address any estate, gift, state, local or non-U.S. tax laws. U.S. federal income tax law is subject to change at any time, possibly with retroactive effect. Accordingly, each grantee should consult a tax advisor regarding his or her specific tax situation.

Incentive Stock Options.  The grant of an incentive stock option does not give rise to federal income tax to the grantee. Similarly, the exercise of an incentive stock option generally does not give rise to federal income tax to the grantee, as long as the grantee is continuously employed by us from the date the option is granted until the date the option is exercised. This employment requirement is subject to certain exceptions. However, the exercise of an incentive stock option may increase the grantee’s alternative minimum tax liability, if any.

If the grantee holds the option shares for more than two years from the date the option is granted and more than one year from the date of exercise, any gain or loss recognized on the sale or other disposition of the option shares will be capital gain or loss, measured by the difference between the sales price and the amount paid for the shares by the grantee. The capital gain or loss will be long-term or short-term, depending on the grantee’s holding period for the shares. If the grantee disposes of the option shares before the end of the required holding period, the grantee will recognize ordinary income at the time of the disposition equal to the excess, if any, of (i) the fair market value of the option shares at the time of exercise (or, under certain circumstances, the selling price, if lower) over (ii) the option exercise price paid by the grantee. Any additional amount received by the grantee would be treated as capital gain. Under current law, there is a maximum tax rate of 15% for long-term capital gains. The deductibility of capital losses is subject to certain limitations.

We are generally not entitled to a tax deduction at any time with respect to an incentive stock option. If, however, the grantee does not satisfy the employment or holding period requirements described above, we will be allowed a deduction in an amount equal to the ordinary income recognized by the grantee, subject to certain limitations and W-2 reporting requirements.

Non-Statutory Stock Options.  The grant of a non-statutory stock option generally does not result in federal income tax to the grantee. However, the grantee will recognize taxable ordinary income upon the exercise of a non-statutory option equal to the excess of the fair market value of the option shares on the exercise date over the option exercise price paid. Slightly different rules may apply to grantees who acquire stock under options subject to certain vesting requirements or who are subject to Section 16(b) of the Securities Exchange Act of 1934, or the Exchange Act. With respect to employees, we are required to withhold income and employment taxes based on the amount of ordinary income recognized by the grantee.

On the sale of the option shares, the grantee will recognize capital gain or loss in an amount equal to the difference between the sales price and the sum of the exercise price paid by the grantee for the shares plus any amount recognized as ordinary income upon the exercise of the option. The capital gain or loss will be long-term or short-term depending on the grantee’s holding period for the shares.

We will be allowed a tax deduction on the exercise of the option by the grantee, equal to the amount of ordinary income recognized by the grantee, subject to certain limitations and W-2 or 1099 reporting requirements.

Stock Grants.  The grantee will generally recognize taxable ordinary income on the receipt of a direct grant of stock from us. Slightly different rules may apply to grantees who are granted stock or share right awards which are subject to certain vesting requirements or who are subject to Section 16(b) of the Exchange Act. The rules regarding our entitlement to a tax deduction for the income recognized by the grantee and our tax withholding obligations are similar to those discussed above for non-statutory stock options.

Change in Control.  In general, if the total payments to an individual that are contingent upon our “change in control” (as defined in Section 280G of the Code), including payments under the 2005 Plan that vest upon a “change in control,” equal or exceed three times the individual’s “base amount” (generally, such individual’s average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as “parachute payments” under the Code, in which case a portion of such payments would be non-deductible to us and the individual would be subject to a 20% excise tax on such portion of the payments.

Taxation of Deferred Compensation.  Recently enacted Section 409A of the Code imposes immediate taxation, with interest and a 20% excise tax, on certain deferred compensation that does not meet the requirements of the Section. Adverse treatment under Section 409A applies to nonstatutory stock options that are granted below fair market value. If any award granted under this Plan does not comply with Section 409A requirements, the affected employee will be subject to the adverse tax consequences discussed in this paragraph.

Certain Limitations on Deductibility of Executive Compensation.  Section 162(m) of the Code generally denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction attributable to stock options or stock grants). Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. Compensation attributable to stock options will qualify as performance-based compensation if the exercise price of the options is no less than the fair market value of stock on the date of grant, the options are granted by a compensation committee comprised solely of “outside directors” (as defined in the Treasury Regulations issued under Section 162(m)) and certain other requirements are met. Compensation attributable to stock grants or share right awards may also qualify as performance-based compensation if the stock’s grant or vesting is based on the attainment of a performance goal and otherwise satisfies the standards for performance-based compensation.

The 2005 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and is not qualified under Section 401(a) of the Code.

Plan Benefits

The grant of awards under the 2005 Plan to employees, including our executive officers and directors, is subject to the discretion of the Board. Other than the grants to be made to John A. Fellows described below (see “Employment and Severance Agreements”) and 170,000 stock options to be granted to two employees, as of the date of this proxy statement, there has been no determination made by the compensation committee with respect to future discretionary awards to our executive officers, non-employee directors, employees or consultants under the 2005 Plan. Accordingly, future awards to such persons are not determinable.

The Board recommends that you vote FOR the approval of the 2005 Plan. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

General

The Board held nine meetings during 2005. During 2005, the standing committees of the Board were the Audit Committee, the Compensation Committee and the Nominating Committee. The Audit Committee held five meetings in 2005 and the Compensation Committee held two meetings in 2005 (see “Audit Committee Report” and “Compensation Committee Report” located elsewhere in this Proxy Statement); the Nominating Committee held one meeting in 2005. Each director attended at least 75% of Board meetings and the committees on which he served.

Each of the current members on each of the standing committees is an “independent director” as defined in Section 121A of the American Stock Exchange Company Guide. L. James Lawson serves as Chairman of the Audit

Committee, Michael R. Parks serves as Chairman of the Nominating Committee, and Mark E. Schwarz serves as Chairman of the Compensation Committee. Shareholders interested in communicating with the Board or to specified individual directors may do so in writing to Bell Industries, Inc., 1960 East Grand Avenue, Suite 560, El Segundo, California 90245; Attn: Mark J. Kelson, Secretary. These communications will be forwarded to the appropriate director or directors.

Directors are strongly encouraged to attend annual meetings of shareholders, but no specific policy exists regarding attendance by directors at such meetings. All directors attended the 2005 Annual Meeting of Shareholders.

Director Independence

The Board has determined that each of Mark E. Schwarz, L. James Lawson, and Michael R. Parks has no material relationship with our company and is independent within our director independence standards, which are consistent with the American Stock Exchange director independence standards. John A. Fellows does not meet the aforementioned independence standards because he is the President and Chief Executive Officer and is an employee of our company.

Board Committees

The Audit Committee currently consists of Messrs. Lawson, Schwarz and Parks. The Audit Committee oversees the integrity of our company’s financial statements, our company’s compliance with legal and financial regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor. The Audit Committee is governed by a charter, which was adopted by the Board and is available on our website at www.bellind.com. The Board has determined that each current member of the Audit Committee is financially literate, each of Messrs. Lawson and Schwarz qualify as an audit committee financial expert as such term is defined under the regulations of the U.S. Securities and Exchange Commission, or the SEC, and that each is financially sophisticated as such term is defined in Section 121B of the American Stock Exchange Company Guide.

The Nominating Committee currently consists of Messrs. Parks, Lawson and Schwarz. The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board the nominees for election to the Board. The Nominating Committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees. The Nominating Committee will consider persons recommended by shareholders for nomination for election as directors. The Nominating Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a committee-recommended nominee. Shareholders wishing to recommend director candidates must follow the prior notice requirements as described under “Shareholder Proposals” on page 16 of this Proxy Statement. The Nominating Committee is governed by a charter that was adopted by the Board and is available on our website at www.bellind.com.

The Compensation Committee currently consists of Messrs. Schwarz, Lawson and Parks. The Compensation Committee determines the compensation of the Chief Executive Officer, reviews and approves compensation for all other executive officers as presented by the Chief Executive Officer, reviews and makes recommendations with respect to incentive compensation plans and equity-based plans, and provides oversight and guidance for compensation and benefit programs for all of our employees. The Compensation Committee is governed by a charter, which was adopted by the Board and is available on our website at www.bellind.com.

Code of Ethics

The Board has established a corporate Code of Ethics which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. Among other matters, the Code of Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code of Ethics to appropriate persons identified in the code; and

•	accountability for adherence to the Code of Ethics.

Waivers to the Code of Ethics may be granted only by the Board. In the event that the Board grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on a Current Report on Form 8-K.

Public Availability of Corporate Governance Documents.

Our key corporate governance documents, including our Code of Ethics and the charters of our Audit Committee, Compensation Committee and Nominating and Committee are:

•	available on our corporate website;

•	available in print to any shareholder who requests them from our corporate secretary; and

•	filed as exhibits to our securities filings with the SEC.

Director Compensation

Non-employee directors are compensated for serving on the Board and Board committees through quarterly cash payments and annual options to purchase shares of our common stock. Effective July 2005, the Chairman of the Board began receiving annual cash compensation of $24,000 and each other non-employee director began receiving annual cash compensation of $12,000 payable on a quarterly basis for serving on the Board and Board Committees. During June 2005, each elected non-employee director received an option to purchase 10,000 shares of our common stock. All such options have an exercise price not less than the closing price of our common stock on the date of grant. If the 2005 Plan is adopted, each of our non-employee directors will receive a grant of 5,000 shares of our common stock in connection with their election to the Board and an annual grant of 5,000 shares of common stock on January 1 of each year in which they are serving as a non-employee director.

During 2005, Mr. John J. Cost, a director who resigned in September 2004, received $40,000 under the directors’ retirement plan, which has been terminated except for vested benefits. No current directors are eligible to participate in this plan. Under the plan, Mr. Cost is entitled to receive for his life an annual retirement benefit of $40,000 and his surviving spouse, if any, is entitled to receive benefits for an additional five years. In the event of a change of control, Mr. Cost would be entitled to receive an immediate lump sum payment of the present value of his accrued retirement benefit.

Executive Sessions of the Board

Our independent directors meet regularly in executive session without management, as required by our corporate governance guidelines, to review the performance of management and our company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the Board. We expect the Board to have a least four executive sessions each year. Executive sessions are led by Mr. Schwarz.

Compensation Committee Interlocks and Insider Participation

Messrs. Schwarz, Lawson and Parks currently serve on the Compensation Committee. No current member of the Compensation Committee or member of the Compensation Committee during 2005 was an officer or employee or former officer or employee of our company or its subsidiaries and no member has any interlocking relationships with us that are subject to disclosure under the rules of the SEC relating to compensation committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 14, 2006, the record date of the annual meeting, there were 8,563,000 shares of our common stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of that date by (i) each of our directors and each director nominee, (ii) each of our executive officers, (iii) each person who is known to us to beneficially own more than 5% of our common stock and (iv) all of our directors and executive officers as a group. As of March 31, 2006, Cede  & Co., a nominee of securities depositories for various segments of the financial industry, held approximately 8,257,000 shares representing 96% of our outstanding common stock, none of which was owned beneficially by such organization. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of April 14, 2006 through the exercise of any stock option or other right. Unless otherwise noted, we believe that each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

	Amount and Nature of	Percent
Beneficial Owner (1)	Beneficial Ownership	of Class

Directors and Officers
John A. Fellows (2)	10,000	*
Mitchell I. Rosen (3)	5,000	*
Charles S. Troy (4)	95,000	1.1%
Mark E. Schwarz (5)	444,600	5.2%
L. James Lawson (6)	42,800	*
Michael R. Parks (7)	40,000	*
All Directors and Officers as a Group (7 Persons) (8)	637,400	7.3%
5% Shareholders
Loeb Partners Corporation (9)	768,600	9.0%
Royce & Associates, LLC (10)	799,900	9.3%
Dimensional Fund Advisors, Inc. (11)	590,262	6.9%

*	Less than 1%

(1)	Each of our directors and officers may be reached at 1960 East Grand Avenue, Suite 560, El Segundo, California 90245.

(2)	Includes 10,000 shares issuable pursuant to currently exercisable stock options.

(3)	Includes 3,000 shares issuable pursuant to currently exercisable stock options.

(4)	Includes 90,000 shares issuable pursuant to currently exercisable stock options.

(5)	Includes 40,000 shares issuable pursuant to currently exercisable stock options. Includes 404,600 shares held by Newcastle for which Mr. Schwarz disclaims beneficial ownership.

(6)	Includes 40,000 shares issuable pursuant to currently exercisable stock options.

(7)	Includes 40,000 shares issuable pursuant to currently exercisable stock options.

(8)	Includes 223,000 shares issuable pursuant to currently exercisable stock options.

(9)	Based on Schedule 13D filed on December 9, 2005 by Loeb Partners Corporation, whose address is 61 Broadway, New York, New York 10006.

(10)	Based on Schedule 13G filed on January 11, 2005 by Royce & Associates, LLC, whose address is 1414 Avenue of the Americas, New York, New York 10019.

(11)	Based on Schedule 13G filed on February 1, 2006 by Dimensional Fund Advisors Inc., whose address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

All of our officers serve at the discretion of the Board. The persons listed below are our executive officers:

Name	Age	Position with our Company

John A. Fellows	41	President and Chief Executive Officer
Mitchell I. Rosen	41	Vice President and Chief Financial Officer
Charles S. Troy	62	Vice President

Biographical information regarding each executive officer other than John A. Fellows is set forth below. John A. Fellow’s biographical information is set forth above under “Election of Directors.”

Mitchell I. Rosen has been our Chief Financial Officer since September 2004. Mr. Rosen served as our Vice President and Corporate Controller since December 2000. Prior to December 2000, Mr. Rosen was a senior manager with PricewaterhouseCoopers LLP.

Charles S. Troy has been a Vice President of our company since 1997.

Executive Compensation and Related Matters

The following table shows all cash compensation and certain other compensation paid to each person who has served as our Chief Executive Officer in the last fiscal year and each of our other executive officers for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2005, 2004 and 2003, or (the “Named Officers”).

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Options	All Other
Name and Principal Position	Year(1)	Salary	Bonus (2)	Other (3)	(Number of Shares)	Compensation

John A. Fellows (4)	2005	$86,538	$87,500	$—	10,000	$108,142
Chief Executive	2004	—	—	—	—	—
Officer and President	2003	—	—	—	—	—
Mitchell I. Rosen	2005	170,000	35,000	9,386	—	—
Chief Financial Officer	2004	156,638	25,500	9,084	—	—
	2003	137,423	15,000	8,050	—	—
Charles S. Troy	2005	175,000	87,500	9,636	—	—
Vice President	2004	181,730	80,000	10,277	—	—
	2003	175,000	35,000	9,695	—	—
Russell A. Doll (5)	2005	235,104	—	14,133	—	332,867
Former Acting Chief	2004	292,307	60,000	16,255	—	—
Executive Officer and	2003	255,385	40,000	14,792	—	—
President

(1)	For fiscal year 2004, salaries reflect compensation paid for 27 pay periods as compared to fiscal years 2005 and 2003 in which salaries reflect compensation for 26 pay periods.

(2)	Includes bonuses accrued and earned for the period although paid in a later period. For example, $205,000 of the executive bonuses earned in 2005 were not paid until March 2006.

(3)	Consists of amounts contributed by us on behalf of the named individual under our Savings and Profit Sharing Plan and Executive Deferred Income and Pension Plan.

(4)	Mr. Fellows employment commenced effective October 3, 2005. Other compensation to Mr. Fellows represents amounts paid for moving and relocation expenses.

(5)	Mr. Doll’s employment terminated effective September 30, 2005. Other compensation to Mr. Doll includes $298,699, pursuant to the terms of his severance agreement and $34,168 for accrued vacation.

Executive Option Grants

The following table sets forth information with respect to the Named Officers, concerning the grant of options during the twelve month period ended December 31, 2005:

		Percentage of			Potential Realizable Value of
		Total Options			Assumed Annual Rates of
		Granted to	Exercise Price		Stock Price Appreciation for
	Options	Employees in	per Expiration		Option Term (3)
Name	Grants	Fiscal 2005	Share (2)	Date	5%	10%

John A. Fellows (1)	10,000	—	$2.35	06/06/10	$6,493	$14,347

(1)	Mr. Fellows’ options were granted in June 2005 as part of his director compensation. No other options were granted to employees during the twelve month period ended December 31, 2005. Options granted are fully vested and exercisable six months from date of grant.

(2)	Stock options were granted having an exercise price equal to market value (closing price on the American Stock Exchange) on the date of grant.

(3)	Reported net of the option exercise price. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions, as well as the option holders’ continued employment through the vesting period. The amounts reflected in this table may not be indicative of the value that will actually be achieved or realized.

Options Exercises and Holdings

The following table sets forth information with respect to the Named Officers, concerning the exercise of options during the twelve month period ended December 31, 2005 and unexercised options held as of December 31, 2005:

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year End Option Values

			Number of Securities
			Underlying Unexercised		Value of In-the-Money
			Options at		Unexercised Options at
	Acquired	Value	December 31, 2005		December 31, 2005 (2)
Name	on Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

John A. Fellows	—	$—	10,000	—	$2,600	$—
Mitchell I. Rosen	—	—	3,000	2,000	1,830	1,220
Charles S. Troy	—	—	90,000	—	2,588	—
Russell A. Doll (3)	50,000	4,335	—	—	—	—

(1)	Based upon the difference between the market price on the date of exercise less the option exercise price.

(2)	Based upon the closing price on the American Stock Exchange on that date of $2.61.

(3)	Options were exercised subsequent to Mr. Doll’s employment with us.

Stock Plans

The following summarizes shareholder approved and non-shareholder approved plan information as of December 31, 2005:

		Weighted
	Shares	Average	Available
	Under	Exercise price	for Future
	Option	per Share	Grant

Shareholder approved plans	238,000	$2.81	89,000
Non-shareholder approved plan	30,000	$2.59	470,000

	268,000		559,000

Employment and Severance Agreements

In October 2005, we entered into an employment agreement with John A. Fellows, pursuant to which Mr. Fellows serves as our President and Chief Executive Officer. The initial term of the agreement is three years, subject to annual renewals thereafter, and the agreement provides that Mr. Fellows’ base salary will be $375,000 per year, subject to increase in the sole discretion of the Compensation Committee. Pursuant to the agreement, Mr. Fellows will be eligible to earn an annual performance bonus of up to 100% of his base salary upon the achievement of performance objectives to be determined by the Compensation Committee in its sole discretion in accordance with the terms and conditions of any bonus plan in effect for our senior executives from time to time.

Pursuant to the terms of the agreement, Mr. Fellows will be granted stock options to purchase up to 1,000,000 shares of our common stock pursuant to the 2005 Plan should it be approved by our shareholders at the Annual Meeting and if the 2005 Plan is not approved, pursuant to stock option grants made by the Board at the following exercise prices: 250,000 shares will be exercisable at $2.67 per share, 250,000 shares will be exercisable at $4.00 per share, 250,000 shares will be exercisable at $6.00 per share and 250,000 shares will be exercisable at $8.00 per share. Twenty percent of the shares subject to the options will vest immediately on the date of grant, and twenty percent of the shares subject to the options will vest on the first, second, third and fourth anniversaries of the Mr. Fellows’ date of hire of October 3, 2005. The agreement provides for a severance amount of one times Mr. Fellows’ base salary in effect on the date of termination and the vesting of an additional twenty percent of the options received by Mr. Fellows that are not then vested if we terminate Mr. Fellows’ employment without Cause or if Mr. Fellows terminates his employment for Good Reason (each as defined in the agreement). In addition, if we terminate Mr. Fellows’ employment without Cause or if Mr. Fellows terminates his employment for Good Reason during the one year period following a Change in Control (as defined in the agreement), he would be entitled to receive severance equal to two times the aggregate of his base salary in effect on the date of termination and his Annual Bonus (as defined in the agreement) for the prior fiscal year, and, to the extent not assumed by the acquiring party, all stock options, restricted stock units and other equity awards would vest in full.

In January 2005, we entered into a severance agreement with Mr. Rosen in connection with his appointment as our Chief Financial Officer. The agreement provides that Mr. Rosen would receive an amount equal to one half of his annual base compensation (excluding bonuses and other compensation) in the event we terminate his employment other than by reason of death, disability, retirement, or cause. The agreement also provides that for a period of six months following the date of Mr. Rosen’s termination, we will provide Mr. Rosen and his eligible family members with group health insurance coverage at least equal to that which would have been provided to them if Mr. Rosen’s employment had not been terminated (or at our election, pay the applicable COBRA premium for such coverage); provided, however, that if Mr. Rosen becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, our obligations with regard to Mr. Rosen’s health insurance shall terminate.

In March 1998, we entered into a severance agreement with Mr. Troy which provides, in essence, that should there be a “change in control” (as defined below) and Mr. Troy’s employment is terminated either (i) involuntarily, without just cause, or (ii) voluntarily, if Mr. Troy has determined in good faith that his duties have been altered in a material respect or there has been a reduction in his compensation or employee benefits, then upon termination,

Mr. Troy would be entitled to receive a severance payment. A “change in control” of is generally defined as (i) any consolidation or merger of our company, other than a merger in which the holders of our common stock immediately prior to the merger have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets, (iii) our shareholders approve any plan or proposal for the liquidation or dissolution of our company, (iv) any person shall become the beneficial owner of thirty percent (30%) or more of our outstanding common stock, or (v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by our shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. The severance agreement provides that if he is terminated under circumstances giving rise to a severance payment, the amount of such payment would be the lesser of 150% of his “base amount” and the maximum amount payable that would not constitute an “excess parachute payment.”

In December 2003, we entered into a severance agreement with Mr. Doll in connection with his employment as President of our Tech.logix Group. The agreement provided that Mr. Doll would receive an amount equal to his annual base compensation (excluding bonuses and other compensation) in the event we terminate his employment other than by reason of death, disability, retirement, or cause, or in the event Mr. Doll terminates his employment as a result of a reduction in his base compensation. The severance agreement with Mr. Doll terminated in connection with the termination of Mr. Doll’s employment with us and we paid Mr. Doll $298,699 pursuant to the terms of the severance agreement.

We have entered into Indemnity Agreements with all of our directors and executive officers. The Indemnity Agreements provide for indemnification of directors and officers in cases where indemnification might not otherwise have been available under applicable law or our Bylaws.

OTHER COMPENSATION

Savings and Profit Sharing Plan

We established the Bell Industries’ Employees’ Savings and Profit Sharing Plan, or the PSP, in 1973 under which both employees and we may make contributions. The PSP will continue until terminated by the Board. The Board determines our contribution to the PSP in its discretion. For the fiscal year ended December 31, 2005, we contributed $75,000 to the PSP.

Executive Deferred Income and Pension Plan

In July 1993, we adopted an Executive Deferred Income and Pension Plan, or the EDP. Under the EDP, as amended, each officer and such other highly compensated employees as the Board may designate are eligible to participate. Each participant may elect a percentage (not more than 10%) of his salary that he wishes to defer. Such deferred sums are assigned to employee designated investment options, which are funded through life insurance policies effectively owned by us through a trust. The EDP provides for a company matching contribution in an amount equal to 50% of a participant’s chosen deferral. The maximum annual company matching contribution per participant is limited to the lesser of 50% of the deferred amount or $20,000.

Upon retirement or other termination of employment after reaching age 62, a participant is entitled to receive a benefit equal to the balance of their deferred salary plus accrued earnings and any matching funds contributed by us plus accrued earnings.

If a participant voluntarily resigns without the approval of the Board, the participant is entitled to receive the balance of their deferred salary plus accrued earnings and the vested percentage of matching funds contributed by us plus accrued earnings. The vesting is based on years of service with a participant becoming fully vested after 12 years. If a participant voluntarily resigns with the approval of the Board, or is terminated without cause, or within two years after a “change in control,” the participant is entitled to the balance of their deferred salary plus accrued earnings and any matching funds contributed by us plus accrued earnings as of the date of termination. If a participant is terminated for cause prior to reaching age 62, the participant is entitled to receive only the balance of their deferred salary plus accrued earnings. In the event of an unforeseen emergency, a participant may withdraw an amount up to the balance of their deferred salary plus accrued earnings, subject to approval by the Board. If a participant dies or becomes permanently disabled while employed, the participant’s beneficiary is entitled to receive the balance of the deferred salary plus accrued earnings and any matching funds contributed by us plus accrued earnings as of the date of death or permanent disability.

Generally, a participant or their beneficiary, if applicable, may elect to have their benefit paid in a lump sum or paid in annual installments over a period of 5 or 10 years.

REPORT OF THE COMPENSATION COMMITTEE

Our compensation philosophy is based upon the belief that our company’s success is the result of the coordinated efforts of all employees working towards common objectives. Our executive officer compensation program is composed of base salary, annual incentive cash bonuses and long-term incentive compensation in the form of stock options.

Base Salary

The Compensation Committee attempts to set the base salary levels competitively with those paid to executives of comparable companies in major metropolitan regions. In determining salaries, the Compensation Committee also takes into account individual experience and performance, past salary history and specific issues particular to us.

Annual Incentive Bonus

The Compensation Committee established an executive bonus program for fiscal 2005 based on the achievement of predetermined financial targets and discretionary factors. With the exception of Mr. Troy, who was awarded a financial bonus based on the financial performance of a business unit that he oversees as well as the full discretionary bonus for 2005, the financial performance goals established for the executive officers were not met. Messrs. Fellows and Rosen were awarded discretionary bonus awards based on the achievement of various non-financial objectives that were established for each officer.

Long-Term Incentive Program

Currently, our long-term incentive program consists of the award, from time to time, of stock options to executive officers and other key employees at current market prices. The grant of options with exercise prices at prevailing market prices is designed to align executive compensation and shareholder long-term interests by creating a direct link between long-term executive compensation and shareholder return as evidenced by increased stock market value.

The Compensation Committee’s current policy is to award stock options to executive officers and other key employees. Exercise prices are generally established equal to the fair market value of Bell’s common stock on the date of grant. Options are usually for a term of five (5) or ten (10) years and become vested over a period of three (3) or four (4) years dependent upon continued employment. The number of stock options granted to executive officers is based upon an evaluation of the particular officer’s deemed ability to influence our long-term growth and profitability. No stock options were granted to executive officers during 2005.

Chief Executive Officer’s Compensation

On October 3, 2005, Mr. Fellows became our President and Chief Executive Officer. His employment arrangements have been previously described. Salary for the Chief Executive Officer is based upon numerous factors, the most prominent being his duties and responsibilities, salaries earned by chief executive officers of comparable companies, the individual’s past salary history and the complexity of our business during his term. Mr. Fellows’ annual base salary as Chief Executive Officer for 2005 was $375,000. Annual incentive bonus, up to a maximum of 100% of base salary, is based on the achievement of operating and/or financial goals and other agreed criteria. Mr. Fellows was awarded a discretionary cash bonus of $87,500 in March 2006 in recognition of his efforts in achieving certain strategic and tactical objectives during the fourth quarter of 2005.

Section 162(m) of the Internal Revenue Code

The Compensation Committee periodically reviews the potential implications of Section 162(m) of the tax code. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its named executive officers unless the compensation is performance-based within the meaning of Section 162(m). Although the Compensation Committee will consider various alternatives for preserving the deductibility of compensation payments, the Compensation Committee reserves the right to award compensation to our executives that may not qualify under Section 162(m) as deductible compensation.

Conclusion

It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration to properly align the interests of each executive officer and the interests of our shareholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner for both the short and long-term.

Submitted By The Compensation Committee of
The Board of Directors
Mark E. Schwarz (Chairman),
L. James Lawson and
Michael R. Parks

The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

PERFORMANCE GRAPH

The following graph compares the percentage change in the cumulative total shareholder return on our common stock against the American Stock Exchange Market Index (the “AMEX Market Index”), and a peer group index (the “Peer Group”). The graph assumes that $100 was invested on December 31, 2000 in each of our common stock, the Amex Market Index, and the Peer Group and assumes reinvestment of dividends.

	2000	2001	2002	2003	2004	2005
Bell Industries, Inc.	100.00	86.80	64.00	102.80	130.40	104.40
Peer Group (A)	100.00	67.33	41.04	77.69	116.60	108.39
Amex Market Index (B)	100.00	95.39	91.58	124.66	142.75	157.43

(A)	The Peer Group consists of the following computer technology solution companies:

En Pointe Technologies, Inc.	MTM Technologies, Inc.
Halifax Corporation	Sento Corporation

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2005 and the notes thereto. It has discussed with PricewaterhouseCoopers LLP, our independent auditors during the 2005 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90 (Communication with Audit Committees). The Audit Committee also received and discussed with PricewaterhouseCoopers LLP the matters required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) including the independence of PricewaterhouseCoopers LLP from us. Based on such review and discussions, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and be filed with the SEC.

Submitted By The Audit Committee Of
The Board of Directors
L. James Lawson (Chairman),
Mark E. Schwarz and
Michael R. Parks

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been our independent auditor for a number of years and has been selected to continue in such capacity for the current fiscal year. It is anticipated that a representative from PricewaterhouseCoopers LLP will attend the Annual Meeting, will be available to answer questions and will be afforded the opportunity to make any statements the representative desires to make.

PRINCIPAL AUDITOR FEES AND SERVICES

We incurred the following fees for services performed by PricewaterhouseCoopers LLP in 2005 and 2004. Additionally, Grobstein, Horwath & Company LLP performed the audit of our 401(k) plan in 2005. These fees incurred are also disclosed below.

Audit Fees

For the years ended December 31, 2005 and 2004, PricewaterhouseCoopers LLP billed us an aggregate of $295,000 and $200,000, respectively, for professional services rendered in connection with the audit of our annual consolidated financial statements and reviews of our consolidated interim financial statements included in our Form 10-Q.

Audit-Related Fees

For the year ended December 31, 2005, Grobstein, Horwath & Company LLP billed us an aggregate of $12,500 for professional services rendered for audit-related services related to our 401(k) plan. For the year ended December 31, 2005, PricewaterhouseCoopers LLP billed us an aggregate of $25,000 for professional services rendered in connection with the review of a comment letter received from the SEC. For the year ended December 31,

2004, PricewaterhouseCoopers LLP billed us an aggregate of $18,500 for professional services rendered for audit-related services related to our 401(k) plan.

Tax Fees

For the years ended December 31, 2005 and 2004, PricewaterhouseCoopers LLP billed us an aggregate of $4,600 and $0, respectively, for professional services rendered for tax compliance service.

All Other Fees

For the years ended December 31, 2005 and 2004, PricewaterhouseCoopers LLP and Grobstein, Horwath & Company LLP did not bill us for any other fees not described above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Policy for Pre-Approval of Independent Auditor Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the specific service or category of service and is generally subject to a specific budget. The independent auditor and management are required to periodically communicate to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not believe that there are any relationships or related transactions which are required to be reported.

None of the following persons has been indebted to us at any time since the beginning of 2005: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of the directors, executive officers or nominees for director; any corporation or organization of which any of the directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

OTHER MATTERS

Section 16(a) Reporting Compliance

Section 16 of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of such reports. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements for our executive officers, directors and 10% shareholders were met during the year ended December 31, 2005.

Expenses of Proxy Solicitation

Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies, and we will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock. Our directors, officers and employees may solicit proxies by telephone or in person (but will receive no additional compensation for such solicitation). We will bear the expense of this proxy solicitation.

Annual Report on Form 10-K

We will provide, without charge, a copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2005 upon the written request of any shareholder. This request should be directed to Bell Industries, Inc., 1960 East Grand Avenue, Suite 560, El Segundo, California 90245; Attn: Chief Financial Officer.

Shareholder Proposals

In accordance with SEC rules, if a shareholder wishes to have a proposal printed in the Proxy Statement to be used in connection with our next Annual Meeting of Shareholders, tentatively scheduled for May 22, 2007, such proposal must be received by Mark J. Kelson, Secretary, at the address above prior to December 18, 2006 in order to be included in our Proxy Statement and form of proxy relating to that meeting.

In addition, shareholders may present proposals, which are proper subjects for consideration at an Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified in our Bylaws. Our Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, we must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the shareholder’s name and address, (c) the number of shares beneficially owned by such shareholder as of the date of the shareholder’s notice, and (d) any financial interest of such shareholder in the proposal. Similar information is required with respect to any other shareholder, known by the shareholder giving notice, supporting the proposal.

If the proposal includes the nomination of a person to become a director, the nomination is required to contain certain information about both the nominee and the shareholder making the nomination as set forth in our bylaws. In addition, the notice of nomination must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under American Stock Exchange Sections 121 (if applicable) and 803(a) of the Company Guide and Rule 10A-3 under the Exchange Act, or, alternatively, a statement that the recommended candidate would not be so barred. A nomination which does not comply with the above requirements will not be considered.

OTHER BUSINESS

The Board knows of no other matters that are likely to come before the meeting. If any such matters should properly come before the meeting, however, it is intended that the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

Mark J. Kelson
Secretary

May 1, 2006

Annual Meeting Proxy Card

Meeting Details
1960 East Grand Avenue
El Segundo, California 90245-4608
This Proxy is Solicited on behalf of the Board of Directors.
The undersigned hereby appoints Mark E. Schwarz and John A. Fellows and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of common stock of Bell Industries, Inc. held of record by the undersigned on April 14, 2006, at the Annual Meeting of Shareholders to be held on June 6, 2006 or any adjournment or postponement thereof.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for the election of all nominees as directors.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

A	Election of Directors
1.	The Board of Directors recommends a vote FOR the election as Directors of the nominees listed below.

	For	Withhold		For	Withhold
01 — J. Fellows	☐	☐	03 — M. Parks	☐	☐
02 — J. Lawson	☐	☐	04 — M. Schwarz	☐	☐

B	Adopt and Approve Bell Industries, Inc. 2005 Stock Incentive plan;

		For	Against	Abstain
2.	The Board of Directors recommends a vote FOR the approval of the Bell Industries, Inc. 2005 Stock Incentive Plan.	☐	☐	☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box

Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)

0 0 9 0 3 3	1 U P X	C O Y